UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)             March 11, 2009

ML Macadamia Orchards, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-9145	99-0248088
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

26-238 Hawaii Belt Road, Hilo, Hawaii		96720
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code     808-969-8057

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

On January 30, 2008, ML Macadamia Orchards, L. P. (the “Partnership”) filed a complaint in the Circuit Court for the Third Circuit, State of Hawaii against Hamakua Macadamia Nut Company (“Hamakua”), alleging breach of its nut purchase contract and processing addendum.  The suit alleged that Hamakua failed to process approximately 3.0 million wet-in-shell pounds of macadamia nuts in 2007 and seeking damages in excess of $1.2 million as a result of such 2007 breach.  The suit further alleged that Hamakua failed to deliver the entire quantity of kernel it was supposed to deliver from nuts the Partnership delivered to Hamakua.  Lastly, the suit alleged that Hamakua refused to purchase nuts in the years 2008 through 2012 as required by the nut purchase contract and requested the Court to compel Hamakua to perform under the contract and purchase the Partnership’s nuts delivered pursuant to the contract or, in the alternative, pay damages according to evidence to be submitted to the court.  On March 10, 2009, the parties mutually agreed to settle all legal claims in exchange for Hamakua making a cash payment to the Partnership in the amount of $330,000, which was received by the Partnership on March 11, 2009.  The nut purchase contract between the parties would be terminated on June 10, 2009 if Hamakua meets certain conditions.  If the conditions are not met by Hamakua then the Partnership has the right to terminate the settlement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ML Macadamia Orchards, L.P.
(Registrant)

Date: March 15, 2009
	By:	ML Resources, Inc.
Managing General Partner

	By:	/s/ Dennis J. Simonis
Dennis J. Simonis
President and Chief Executive Officer